Exhibit 99.1

Sonic Foundry Announces Fourth Quarter and Fiscal Year 2023 Results

MADISON, Wis. (January 4, 2024) – Sonic Foundry, Inc. (OTC: SOFO), the trusted leader in developing comprehensive video recording and streaming solutions for corporations, health organizations and government entities, today announced financial results for the fourth quarter and fiscal year ended September 30, 2023.

Highlights for the Fourth Quarter Ended September 30, 2023:

• Total revenue was $5.6 million compared to $6.5 million in the prior-year quarter primarily due to prior year custom software development for a European defense customer that was not repeated in the current year, a lower amount of activity in the virtual and hybrid events industry and delays in renewals of support contracts.

• Gross margin was 58% of revenue versus 61% of revenue in the comparable quarter primarily due to transition costs incurred as we move to AWS in order to improve the hosting environment, limit long-term capital investment, and better position the company for growth.

• Net loss was $3.7 million, or $0.31 per diluted share compared to net loss of $2.7 million, or $0.25 per diluted share in the fourth fiscal quarter of 2023, reflecting investments made to enter new markets per previously disclosed strategy.

• Adjusted EBITDA was a negative $2.4 million compared to a negative $2.1 million in the fourth fiscal quarter of 2023, mostly attributable to investments in our new growth areas.

Fiscal Year 2023 Financial Highlights

• Total fiscal year revenues of $22.1 million compared to $27.5 million in fiscal year 2022, a $5.4 million or 20% decrease.

• Full fiscal year 2023 gross margin was $12.9 million, or 58% of sales, compared to $18.8 million, or 69% of sales, in fiscal year 2022.

• Full fiscal year net loss of $19.3 million, or $1.62 per diluted share, compared to net loss of $7.1 million, or $0.72 per diluted share, in fiscal year 2022.

• Full fiscal year 2023 Adjusted EBITDA was a loss of $10.3 million compared to $5.2 million loss reported in fiscal year 2022.

Management Commentary

“Our fourth quarter results are consistent with expectations as we implement a forward-thinking growth strategy for Sonic Foundry. We are excited about entering into a definitive agreement for the sale of our Mediasite product and service business to Enghouse Systems Ltd., a deal that is expected to be completed in the first calendar quarter of 2024. The strategic sale of Mediasite enables us to focus on our new emerging businesses, Vidable® and Global Learning Exchange™, and aligns with the strategic vision we set forth over two years ago to bring Sonic Foundry into massive new markets where we have the expertise and the right to win. We are excited to have found a buyer for our Mediasite business and are confident that Enghouse is the ideal partner to grow that business and support our long-term customer base,” said Sonic Foundry CEO Joe Mozden, Jr.

Fiscal Fourth Quarter 2023 Operating Results

Service revenue, which included support, cloud services, events, and professional services, was $3.5 million for the fiscal quarter ended September 30, 2023, compared to prior-year-quarter service revenue of $4.8 million. Product revenue was $2.1 million compared to $1.7 million during the same period last year. Cloud services revenue, which also includes event-related cloud services, decreased 12% to $1.5 million in the fourth quarter of 2023 compared to $1.7 million in the same quarter last year. Event revenue in the fourth quarter of 2023 was $689 thousand, compared with $941 thousand reported in the comparable year-ago quarter. Gross margin was $3.2 million for the fourth quarter of fiscal 2023, compared with $3.9 million in the same period of the prior fiscal year.

Operating Expenses were $6.3 million, compared with $6.4 million in the fourth quarter last year.

Net loss was $3.7 million, or $0.31 per diluted share, for the fourth quarter of fiscal 2023, compared with net loss of $2.7 million, or $0.25 per diluted share, for the same period of the prior fiscal year.

Fiscal Year 2023 Operating Results

Service revenue, which included support, cloud services, events, and professional services, was $16.0 million for fiscal year 2023, compared to $19.3 million in the prior fiscal year. Product revenue was $6.1 million, compared to $8.1 million during the same period last year. Cloud services revenue decreased 6% to $6.6 million, compared to $7.0 million last fiscal year. Event revenue decreased 20% to $3.6 million versus $4.5 million last fiscal year.

Gross margin was 58% for fiscal year 2023, compared with 69% in last fiscal year. The decrease in gross margin was primarily due to the migration of our data centers to AWS, incentive pricing on recorders to drive long-term contracts and a decrease in services revenue without the corresponding decrease in certain fixed costs.

Operating expenses were $30.3 million for fiscal year 2023, including an impairment charge on capitalized software of $3.8 million, compared with $25.7 million in the prior fiscal year.

Net loss was $19.3 million, or $1.62 per diluted share, for fiscal year 2023, compared with a net loss of $7.1 million, or $0.73 per diluted share, for the same period of the prior fiscal year.

Non-GAAP Financial Information

To supplement and enhance the reader’s understanding of our operating performance, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense and severance from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net loss as a measurement of our operating performance. A reconciliation of net income to adjusted EBITDA for the fourth quarter and years ended September 30, 2023, and 2022 are included in the release.

About Sonic Foundry
Founded in 1991 and headquartered in Madison, Wis., Sonic Foundry is dedicated to transforming how the world works and learns through innovative and scalable technology solutions. We help customers maximize the value of their video initiatives and infrastructure while leveraging our expertise and global footprint to help unlock a smarter, more connected world for learners, workers, and entrepreneurs everywhere. Sonic Foundry’s family of brands includes Mediasite®, Video Solutions, Vidable® and Global Learning Exchange™, which are trusted by thousands of educational institutions, corporations, and health care organizations in dozens of countries around the world. For more information visit www.sonicfoundry.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results, the proposed transaction with Enghouse Systems Ltd. (“Enghouse”) and any other statements we make about the Company’s future, and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide. These risks and uncertainties include but are not limited to: the risk that the proposed transaction with Enghouse may not be completed in a timely manner or at all; the satisfaction of conditions to completing the transaction with Enghouse, including the ability to secure approval by a two-thirds vote of Sonic Foundry’s stockholders; risks that the proposed transaction with Enghouse could disrupt current plans and operations; costs, fees and expenses related to the proposed transaction with Enghouse; uncertainties relating to our ability to successfully implement our evolving business strategy in new lines of business; the impact of competition, customer adoption of our products and services, and the importance of video; our capital needs, ability to raise capital in the future and ability to meet debt covenants; the ongoing effect and impact of public health crises, such as the coronavirus ("COVID-19") pandemic in particular as it impacts our events business; the impact of global economic conditions, currency exchange rates, supply chain and other geopolitical developments on our business; the effect of competition in the markets for our products; our financial condition and liquidity; the occurrence of cybersecurity incidents, attacks or other breaches to our information technology systems and the efforts to transition our leased data centers to the public cloud; potential long-lived asset impairments; uncertainty over our ability to successfully implement management's plan to improve liquidity; and other risks disclosed in our annual report on Form 10-K and our other filings with the Securities and Exchange Commission (“SEC”). These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department. All of the information and disclosures we make in this news release regarding our business, including any forward-looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Additional Information about the Proposed Transaction and Where You Can Find It
Sonic Foundry plans to file a proxy statement with the SEC relating to a solicitation of proxies from its stockholders in connection with a special meeting of stockholders of Sonic Foundry to be held for the purpose of voting on matters relating to the proposed transaction with Enghouse.  BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SONIC FOUNDRY SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The proxy statement and other relevant materials, and any other documents filed by Sonic Foundry with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, stockholders of Sonic Foundry may obtain free copies of the documents filed with the SEC by contacting Sarah Wilde at (608) 443-2018, or by writing to Sarah Wilde, Sonic Foundry, Inc., 222 W. Washington Ave, Madison, Wisconsin 53703.

Interests of Certain Participants in the Solicitation
Sonic Foundry and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Sonic Foundry in favor of the proposed transaction with Enghouse.   Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Media Contact:
Sonic Foundry
Eamon Doyle
eamon.doyle@sonicfoundry.com

###

Sonic Foundry, Inc.

Consolidated Balance Sheets

(in thousands, except for share data)

	September 30,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$840	$3,299
Accounts receivable, net of allowances of $245 and $53	4,000	4,923
Inventories, net	1,855	1,462
Investment in sales-type lease, current	481	281
Capitalized commissions, current	345	224
Prepaid expenses and other current assets	603	945
Total current assets	8,124	11,134
Property and equipment:
Leasehold improvements	1,416	1,460
Computer equipment	5,850	9,274
Furniture and fixtures	1,583	1,405
Total property and equipment	8,849	12,139
Less accumulated depreciation and amortization	7,211	8,705
Property and equipment, net	1,638	3,434
Other assets:
Investment in sales-type lease, long-term	466	221
Capitalized commissions, long-term	43	42
Right-of-use assets under operating leases	1,547	2,053
Deferred tax asset	—	275
Software development costs, net of accumulated amortization and impairment	137	2,445
Other long-term assets	308	296
Total assets	$12,263	$19,900
Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$2,094	$1,904
Accrued liabilities	1,140	1,521
Current portion of unearned revenue	8,510	8,599
Current portion of finance lease obligations	6	10
Current portion of operating lease obligations	986	1,147
Current portion of notes payable and warrant debt, net of discounts	318	565
Current portion of notes payable due to related parties	7,807	—
Total current liabilities	20,861	13,746
Long-term portion of unearned revenue	1,383	1,140
Long-term portion of finance lease obligations	13	15
Long-term portion of operating lease obligations	633	975
Long-term portion of notes payable and warrant debt, net of discounts	558	356
Long-term portion of notes payable due related parties	2,452	—
Other liabilities	102	90
Total liabilities	26,002	16,322
Commitments and contingencies
Stockholders’ (deficit) equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
9% Preferred stock, Series A, voting, cumulative, convertible, $.01 par value (liquidation preference of $1,000 per share), authorized 4,500 shares; zero shares issued and outstanding	—	—
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 25,000,000 shares; 12,152,076 and 10,905,649 shares issued and 12,139,360 and 10,892,933 shares outstanding	122	109
Additional paid-in capital	220,052	218,145
Accumulated deficit	(232,873)	(213,525)
Accumulated other comprehensive loss	(871)	(982)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ (deficit) equity	(13,739)	3,578
Total liabilities and stockholders’ (deficit) equity	$12,263	$19,900

	Years Ended September 30,
	2023	2022
Revenue:
Product and other	$6,099	$8,135
Services	16,010	19,331
Total revenue	22,109	27,466
Cost of revenue:
Product and other	2,898	3,054
Services	6,357	5,599
Total cost of revenue	9,255	8,653
Gross margin	12,854	18,813
Operating expenses:
Selling and marketing	10,482	12,264
General and administrative	4,987	5,933
Product development	11,022	7,539
Impairment of capitalized software development	3,769	—
Total operating expenses	30,260	25,736
Loss from operations	(17,406)	(6,923)
Non-operating income (expenses):
Interest expense, net	(1,770)	(31)
Other expense, net	60	(364)
Total non-operating expense	(1,710)	(395)
Loss before income taxes	(19,116)	(7,318)
Income tax (expense) benefit	(232)	235
Net loss	$(19,348)	$(7,083)
Loss per common share:
Basic net loss per common share	$(1.62)	$(0.72)
Diluted net loss per common share	$(1.62)	$(0.72)
Weighted average common shares – Basic	11,953,389	9,899,724
– Diluted	11,953,389	9,899,724

Sonic Foundry, Inc.

Consolidated Non-GAAP Adjusted EBITDA Reconciliation

(in thousands)

	Years Ended September 30,
	2023	2022
Net loss	$(19,348)	$(7,083)
Add:
Depreciation and amortization	2,265	1,305
Income tax expense (benefit)	232	(235)
Interest expense (income)	1,770	31
Stock-based compensation expense	498	747
Severance	539	76
Impairment of Capitalized Software Dev Costs	3,769	—
Adjusted EBITDA	$(10,275)	$(5,159)